Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports second quarter earnings of $0.21 per share

•	Diluted earnings per share for the second quarter of 2013 was 21 cents, a one cent, or 5.0 percent, increase over both the first quarter of 2013 and the second quarter of 2012.

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The provision for credit losses was $13.5 million for the second quarter of 2013, a $1.5 million, or 10.0 percent, decrease from the first quarter of 2013 and a $12.0 million, or 47.1 percent, decrease from the second quarter of 2012. Non-performing loans decreased $19.5 million, or 9.3 percent, in comparison to March 31, 2013 and $44.8 million, or 19.1 percent, in comparison to June 30, 2012.

•	Net interest income for the second quarter of 2013 increased $2.4 million, or 1.9 percent, compared to the first quarter of 2013. Net interest margin decreased 3 basis points to 3.52 percent.

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Average loans increased $271.3 million, or 2.2 percent, in the second quarter of 2013 in comparison to the first quarter of 2013. Average loans for the six months ended June 30, 2013 increased $419.2 million, or 3.5 percent, in comparison to the same period in 2012.

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Non-interest income, excluding investment securities gains, increased $4.7 million, or 10.4 percent, in comparison to the first quarter of 2013, while non-interest expense increased $6.2 million, or 5.6 percent.

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Approximately 2.2 million shares were repurchased during the second quarter of 2013, with approximately 1.6 million shares remaining authorized for repurchase under the current share repurchase program, which expires on September 30, 2013.

(July 23, 2013) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $40.6 million, or 21 cents per diluted share, for the second quarter ended June 30, 2013, compared to $39.2 million, or 20 cents per diluted share for the first quarter of 2013. For the six months ended June 30, 2013, net income was $79.8 million, or 41 cents per diluted share, a 5.1 percent increase in comparison to the 39 cents per diluted share earned for the same period in 2012.
“In the second quarter, we continued to grow loans and saw further improvement in our overall asset quality, enabling us to again reduce the provision for credit losses,” said E. Philip Wenger, Chairman, CEO and President. “We were also pleased to report a solid increase in non-interest income. However, the quarter was not without its challenges. Despite an expanding core deposit base, our net interest margin declined slightly due to sustained pressure on asset yields. Other expenses were up as a result of higher employee, regulatory compliance and risk management costs.”

Asset Quality
Non-performing assets were $210.2 million, or 1.23 percent of total assets, at June 30, 2013, compared to $232.5 million, or 1.39 percent of total assets, at March 31, 2013 and $266.3 million, or 1.63 percent of total assets, at June 30, 2012. The $22.3 million, or 9.6 percent, decrease in non-performing assets in comparison to the first quarter of 2013 was primarily due to a decrease in non-performing commercial mortgages, residential mortgages and commercial loans, as well as a decrease in other real estate owned (OREO).
Annualized net charge-offs for the quarter ended June 30, 2013 were 0.56 percent of average total loans, compared to 0.62 percent for the quarter ended March 31, 2013 and 1.55 percent for the quarter ended June 30, 2012. The allowance for credit losses as a percentage of non-performing loans was 115.0 percent at June 30, 2013, as compared to 106.2 percent at March 31, 2013 and 101.4 percent at June 30, 2012.

Net Interest Income and Margin
Net interest income for the second quarter of 2013 increased $2.4 million, or 1.9 percent, from the first quarter of 2013, primarily due to a $1.5 million increase in interest recoveries and calls on debt securities and an $819,000 decrease in premium amortization on mortgage-backed securities and collateralized mortgage obligations. The net interest margin decreased three basis points, or 0.8 percent, to 3.52 percent in the second quarter of 2013 from 3.55 percent in the first quarter of 2013. Average yields on interest-earning assets decreased six basis points, while the decline in the average costs of interest-bearing liabilities was four basis points.

Average Balance Sheet
Total average assets for the second quarter of 2013 were $16.8 billion, an increase of $274.6 million, or 1.7 percent, from the first quarter of 2013, due primarily to an increase in average loans.
Average loans, net of unearned income, increased $271.3 million, or 2.2 percent, for the second quarter of 2013 in comparison to the first quarter of 2013.

	Quarter Ended		Increase (decrease)
	Jun 30, 2013	Mar 31, 2013	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,758,060	$4,666,494	$91,566	2.0%
Commercial - industrial, financial, and agricultural	3,714,683	3,662,566	52,117	1.4%
Real estate - home equity	1,732,704	1,662,173	70,531	4.2%
Real estate - residential mortgage	1,308,713	1,283,168	25,545	2.0%
Real estate - construction	617,577	591,338	26,239	4.4%
Consumer	304,918	305,480	(562)	(0.2)%
Leasing and other	91,907	86,061	5,846	6.8%
Total Loans, net of unearned income	$12,528,562	$12,257,280	$271,282	2.2%
Total average liabilities increased $285.6 million, or 2.0 percent, from the first quarter of 2013, due primarily to a $281.3 million, or 27.3 percent, increase in short-term borrowings used to fund loan growth.
Average deposits for the second quarter of 2013 increased $25.4 million, or 0.2 percent, from the first quarter of 2013.

	Quarter Ended		Increase (decrease)
	Jun 30, 2013	Mar 31, 2013	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$3,116,940	$2,968,777	$148,163	5.0%
Interest-bearing demand	2,718,679	2,705,835	12,844	0.5%
Savings deposits	3,350,856	3,334,305	16,551	0.5%
Total demand and savings	9,186,475	9,008,917	177,558	2.0%
Time deposits	3,169,141	3,321,309	(152,168)	(4.6)%
Total Deposits	$12,355,616	$12,330,226	$25,390	0.2%

Non-interest Income
Non-interest income, excluding investment securities gains, increased $4.7 million, or 10.4 percent, in comparison to the first quarter of 2013. Mortgage banking income increased $2.8 million, or 34.6 percent, due to a $2.5 million increase in mortgage servicing income and a $339,000 increase in gains on sales of loans. The increase in mortgage servicing income was due mainly to an increase in the fair value of the serviced loan portfolio, which resulted in a $2.0 million decrease in the valuation allowance for mortgage servicing rights. Other service charges and fees increased $998,000, or 11.7 percent, primarily due to seasonal growth in merchant fee and debit card income. Service charges on deposit accounts increased $540,000, or 3.8 percent, due to increases in overdraft and cash management fees. Investment management and trust services revenue increased $505,000, or 5.0 percent.

Non-interest Expense
Non-interest expense increased $6.2 million, or 5.6 percent, in the second quarter of 2013 compared to the first quarter of 2013. Salaries and employee benefits increased $2.3 million, or 3.7 percent, due primarily to a $1.5 million increase in stock-based compensation expense resulting from the April 2013 equity compensation grants, an increase in average full-time equivalent employees and normal merit increases. The $2.5 million, or 85.8 percent, increase in other outside services was primarily due to an increase in consulting costs associated with regulatory compliance and risk management.
During the second quarter of 2013, three of the Corporation's six affiliate banks converted to a new core processing system. Total implementation costs specifically associated with these conversions were approximately $1.2 million in the second quarter of 2013 as compared to $340,000 in the first quarter of 2013. These implementation costs are expected to total approximately $3.0 million in 2013. The remaining three affiliate banks will convert to the new core processing system in the third quarter of 2013.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-

looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.